UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 3, 2024
Date of Report (Date of earliest event reported)

Essential Properties Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-38530	82-4005693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Carnegie Center Blvd., Suite 520
Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(609) 436-0619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act 17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value	EPRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2024, Essential Properties Realty Trust, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”) with Mark E. Patten, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of the Company, effective as of October 3, 2024.

The Amended and Restated Employment Agreement provides for an initial term through December 31, 2028, with automatic one-year extension periods absent prior written notice electing not to extend Mr. Patten’s employment by the Company or Mr. Patten. During the employment term, Mr. Patten will receive a base salary at an annual rate of not less than $520,000 (“Base Salary”). For each fiscal year during the term of the Amended and Restated Employment Agreement, Mr. Patten will be eligible to receive an annual performance bonus (the “Annual Performance Bonus”) with a minimum target annual bonus equal to 125% of Base Salary. The amount of the Annual Performance Bonus earned for any year will be determined based upon the achievement of annual performance targets as established by the Compensation Committee of the Board of Directors (the “Compensation Committee”). During the term of the Amended and Restated Employment Agreement and subject to the approval of the Compensation Committee, Mr. Patten will continue to be eligible to participate in the Company’s annual long-term incentive program (in such form and with such terms as determined by the Compensation Committee in its sole discretion) in respect of each fiscal year during the term.

If Mr. Patten’s employment is terminated during the term of the Amended and Restated Employment Agreement (i) by the Company without “Cause” or (ii) by Mr. Patten for “Good Reason” (each, as defined in the Amended and Restated Employment Agreement), Mr. Patten will be entitled to receive: (a) accrued benefits; (b) an amount equal to one times the sum of (x) his Base Salary plus (y) the average Annual Performance Bonus actually paid to him for the three years prior to the year in which the date of termination occurs; provided, however, that if the date of termination occurs during the 24 months following a Change in Control (as defined in the Amended and Restated Employment Agreement) (the “CIC Period”), an amount equal to two times the sum of (x) his Base Salary plus (y) the target Annual Performance Bonus for the year in which the date of termination occurred, payable in equal installments over 12 months (or over 24 months if the termination occurs during the CIC Period); (c) a pro rata Annual Performance Bonus, based on actual performance (or at target if the termination occurs during the CIC Period) and prorated for the portion of the fiscal year Mr. Patten was employed prior to the date of termination; (d) up to 12 months of continued health care coverage; and (e) the vesting of any outstanding awards granted under any equity plans, with such awards to be payable within 60 days following the date of termination.

Mr. Patten’s Amended and Restated Employment Agreement includes 12-month restrictive covenants regarding non-competition and non-solicitation following its termination as well as confidentiality and non-disparagement obligations.

Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective as of October 3, 2024, by and between Essential Properties Realty Trust, Inc. and Mark E. Patten
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2024	ESSENTIAL PROPERTIES REALTY TRUST, INC.

	By:	/s/ Mark E. Patten
Mark E. Patten
Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary